Filed Pursuant to Rule 424(b)(3)
Registration No. 333-228991

101,909,672 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 101,909,672 shares of our common stock, par value $0.001 per share, issued and outstanding or issuable upon exercise of warrants. The shares of common stock being offered include:

1)	27,000,000 shares issued to the selling stockholders on November 16, 2018 in relation to our acquisition of the assets of ProstaGene, LLC.;

2)	46,975,170 shares issued to the selling stockholders in certain private transactions occurring between August 28, 2018 and December 11, 2018 (the “December 2018 Placement”);

3)	23,487,585 shares issuable upon exercise, at an exercise price of $0.75 per share, of warrants issued to the selling stockholders in the December 2018 Placement; and

4)	4,446,917 shares issuable upon exercise, at an exercise price of $0.50 per share, of warrants issued to our placement agent and its employees in the December 2018 Placement.

The selling stockholders may sell all or a portion of these shares from time to time, in amounts, at prices and on terms determined at the time of sale. The shares may be sold by any means described in the section of this prospectus entitled “Plan of Distribution” beginning on page 21 of this prospectus.

We will not receive any proceeds from the sale of these shares. We will, however, receive cash proceeds equal to the total exercise price of warrants that are exercised for cash.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On February 13, 2019, the closing price of our common stock was $0.51 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in this prospectus on page 7 before buying our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 14, 2019

CytoDyn Inc. and its consolidated subsidiaries are referred to herein as “CytoDyn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. This prospectus and any future prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or such prospectus supplement or that the information contained by reference to this prospectus or any prospectus supplement is correct as of any time after its date.

FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believes,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, or the use of future tense, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Our forward-looking statements are not guarantees of performance, and actual results could vary materially from those contained in or expressed by such statements due to risks and uncertainties including: (i) the sufficiency of our cash position, (ii) our ability to raise additional capital to fund our operations, (iii) our ability to meet our debt obligations, if any, (iv) our ability to enter into partnership or licensing arrangements with third parties, (v) our ability to identify patients to enroll in our clinical trials in a timely fashion, (vi) our ability to achieve approval of a marketable product, (vii) the design, implementation and conduct of our clinical trials, (viii) the results of our clinical trials, including the possibility of unfavorable clinical trial results, (ix) the market for, and marketability of, any product that is approved, (x) the existence or development of vaccines, drugs, or other treatments that are viewed by medical professionals or patients as superior to our products, (xi) regulatory initiatives, compliance with governmental regulations and the regulatory approval process, (xii) general economic and business conditions, (xiii) changes in foreign, political, and social conditions, and (xiv) various other matters, many of which are beyond our control. We urge you to specifically consider the various risk factors identified in this prospectus, including the statements set forth in the sections titled “Risk Factors” or elsewhere in this prospectus supplement, in the accompanying prospectus and in the documents incorporated or deemed incorporated herein or therein by reference, any of which could cause actual results to differ materially from those indicated by our forward-looking statements. Except as required by law, we do not undertake any responsibility to update any forward-looking statements to take into account events or circumstances that occur after the date of this prospectus.

PROSPECTUS SUMMARY

The following summary highlights some information from this prospectus. It is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus, including the “Risk Factors” section on page 3, the financial statements and related notes and the other more detailed information appearing elsewhere or incorporated by reference into this prospectus.

About Us

We are a clinical-stage biotechnology company focused on the clinical development and potential commercialization of humanized monoclonal antibodies to treat Human Immunodeficiency Virus (“HIV”) infection. Our lead product candidate, leronlimab (PRO 140), belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. We believe that monoclonal antibodies are a new emerging class of therapeutics for the treatment of HIV to address unmet medical needs in the area of HIV and graft-versus-host disease. In addition, we are expanding the clinical focus of leronlimab (PRO 140) to include the evaluation in certain cancer and immunological indications where CCR antagonism has shown initial promise.

We believe the leronlimab (PRO 140) antibody shows promise as a powerful anti-viral agent while not being a chemically synthesized drug and has fewer side effects, lower toxicity and less frequent dosing requirements, as compared to daily drug therapies currently in use for the treatment of HIV. The leronlimab (PRO 140) antibody belongs to a class of HIV therapies known as entry inhibitors that block HIV from entering into and infecting certain cells. Leronlimab blocks HIV from entering a cell by binding to a molecule called the C-C chemokine receptor type 5 (“CCR5”), a normal cell surface co-receptor protein to which certain strains of HIV, referred to as “R5” strains, attach as part of HIV’s entry into a cell.

Leronlimab (PRO 140) is an antibody, and through several short-term clinical trials, it has demonstrated efficacy without issues relating to toxicity, side effects or drug resistance. Moreover, these trials suggest that PRO 140 does not affect the normal function of the CCR5 co-receptor for HIV. Instead, leronlimab binds to a precise site on CCR5 that R5 strains of HIV use to enter the cell and, in doing so, inhibits the ability of these strains of HIV to infect the cell without affecting the cell’s normal function. We believe that the R5 strains of HIV currently represent approximately 70% of all HIV infections in the U.S. As a result, we believe PRO 140 represents a distinct class of CCR5 inhibitors with advantageous virological and immunological properties and may provide a unique tool to treat HIV infected patients.

We believe leronlimab (PRO 140) is uniquely positioned to address a growing HIV market as an alternative or in addition to current therapies, which are failing primarily due to compliance, which causes drug resistance. In seven clinical trials previously conducted, leronlimab was generally well tolerated, and no drug-related serious adverse events or dose-proportional adverse events related to leronlimab were reported. In addition, there were no dose-limiting toxicities or patterns of drug-related toxicities observed during these trials. The results of these studies established that leronlimab’s antiviral activity was potent, rapid, prolonged, dose-dependent, and statistically significant following a single dose. Because leronlimab’s mechanism of action (for a monoclonal antibody use in HIV) is a relatively new therapeutic approach, it provides a very useful method of suppressing the virus in treatment-experienced patients who have failed a prior HIV regimen and need new treatment options.

In addition to HIV indications, we are currently expanding the clinical focus of leronlimab to include the evaluation of certain cancer and immunological indications where CCR5 antagonism has shown initial promise. In the setting of cancer, research has shown that CCR5 plays a central role in tumor invasion and metastasis and that increased CCR5 expression is an indicator of disease status in breast cancer. Moreover, research has shown that drugs that block CCR5 can block tumor metastases in laboratory and animal models of aggressive breast and prostate cancer. We are conducting additional research with leronlimab in the cancer setting, and we have initiated a Phase 1b/2 human clinical trial with leronlimab in metastatic triple-negative breast cancer, for which the investigational new drug application was approved by the U.S. Food and Drug Administration in 2018.

In addition, we believe that the CCR5 receptor also plays a central role in modulating immune cell trafficking to sites of inflammation and it is crucial for the development of acute graft-versus-host disease (GvHD) and other inflammatory conditions. Clinical studies by others have shown that blocking CCR5 using a chemical inhibitor can reduce the clinical impact of acute GvHD without significantly affecting the engraftment of transplanted bone marrow stem cells. We are currently conducting a Phase 2 clinical study with leronlimab to further support the concept that the CCR5 receptor on engrafted cells is critical for the development of acute GvHD and that blocking this receptor from recognizing certain immune signaling molecules is a viable approach to mitigating acute GvHD. The FDA has granted orphan drug designation to leronlimab for the prevention of graft-versus-host disease (GvHD).

Corporate Information

CytoDyn Inc. is a Delaware corporation with its principal business office at 1111 Main Street, Suite 660, Vancouver, Washington 98660. Our website can be found at www.cytodyn.com. We do not intend to incorporate any contents from our website into this prospectus. Effective August 27, 2015, we completed a reincorporation from Colorado to Delaware. Effective November 16, 2018, we implemented a holding company reorganization, as a result of which, we became the successor issuer and reporting company to the former CytoDyn Inc. (now our wholly owned subsidiary, CytoDyn Operations Inc.).

ProstaGene Transaction

On November 16, 2018, CytoDyn Operations Inc. (formerly CytoDyn Inc.), a Delaware corporation (“Old CytoDyn”), us, ProstaGene, LLC, a Delaware limited liability company (“ProstaGene”) and Dr. Pestell consummated the previously reported ProstaGene Transaction, including the Holding Company Reorganization (as defined below) and the ProstaGene Asset Acquisition (as defined below) further described below.

The ProstaGene Transaction was consummated pursuant to the Transaction Agreement (the “Transaction Agreement”), dated as of August 27, 2018, among Old CytoDyn, us (then a wholly owned subsidiary of Old CytoDyn), Point Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of ours (“Merger Sub”), ProstaGene, and, solely with respect to certain provisions thereof, Dr. Richard G. Pestell, which provided for the purchase of substantially all of the assets and rights, and the assumption of certain liabilities and obligations, associated with ProstaGene. The transactions contemplated by the Transaction Agreement, including the Holding Company Reorganization and the ProstaGene Asset Acquisition, are collectively referred to as the “ProstaGene Transaction.”

In order to achieve certain tax efficiencies for the members of ProstaGene, as an initial step in the ProstaGene Transaction pursuant to the Transaction Agreement, on November 16, 2018, Old CytoDyn effected a holding company reorganization under Section 251(g) of the Delaware General Corporation Law (the “Holding Company Reorganization”). In the Holding Company Reorganization, Merger Sub was merged with and into Old CytoDyn, with Old CytoDyn surviving as a wholly owned subsidiary of ours. We changed our name from “Point NewCo Inc.” to “CytoDyn Inc.” and Old CytoDyn changed its name from “CytoDyn Inc.” to “CytoDyn Operations Inc.” The terms of the Holding Company Reorganization were previously disclosed in our Current Report on Form 8-K filed with the SEC on November 19, 2018.

Immediately following the effective time of the Holding Company Reorganization, in consideration for which we issued to ProstaGene, for distribution to its members, 27,000,000 newly issued shares of our common stock, (i) ProstaGene sold to us substantially all of ProstaGene’s assets identified in the schedules to the Transaction Agreement, consisting primarily of intellectual property and intellectual property rights, free and clear of all liens, claims, charges, mortgages, pledges, security interests, equities, restrictions or other encumbrances, (ii) ProstaGene assigned to us, and we assumed from ProstaGene, the liabilities and obligations expressly set forth in the schedules to the Transaction Agreement, and (iii) we transferred to Old CytoDyn the acquired assets of ProstaGene, and we assigned to Old CytoDyn all of the assumed liabilities and obligations of ProstaGene, in exchange for additional stock of Old CytoDyn (with (i) through (iii) above constituting the “ProstaGene Asset Acquisition”).

The ProstaGene Transaction, including the Holding Company Reorganization and the ProstaGene Asset Acquisition, did not require the approval of the Old CytoDyn stockholders. We relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended, in connection with the issuance of shares of common stock in the ProstaGene Asset Acquisition.

Escrow Agreement

In connection with the ProstaGene Transaction, on November 16, 2018, us and ProstaGene entered into an Escrow Agreement (the “Escrow Agreement”) with our transfer agent, pursuant to which 5,400,000 shares of common stock (the “Stock Holdback Shares”) will be held by our transfer agent as the sole source of recovery for us against any indemnification claims against ProstaGene or Dr. Pestell. The Escrow Agreement provides for release of the Stock Holdback Shares in three equal installments, on each date that is 6, 12 and 18 months following the closing date of the ProstaGene Transaction, subject to any indemnity claims that may exist.

Stock Restriction Agreement

In connection with the ProstaGene Transaction, on November 16, 2018, we entered into a Stock Restriction Agreement (the “Stock Restriction Agreement”) restricting the transfer of 8,342,000 shares of the common stock payable to Dr. Pestell in the ProstaGene Transaction (the “Restricted Shares”) for a three-year period from the closing date of the ProstaGene Transaction. In the event Dr. Pestell’s employment with us is terminated other than by us without Cause (as defined in the Employment Agreement entered into between us and Dr. Pestell (the “Employment Agreement”)) or by Dr. Pestell for Good Reason (as defined in the Employment Agreement), we will have an option to repurchase such Restricted Shares from Dr. Pestell at a purchase price of $0.001 per share. The Restricted Shares will vest and be released from the Stock Restriction Agreement in three equal annual installments commencing one year after the closing date of the ProstaGene Transaction.

The foregoing descriptions of the Stock Restriction Agreement, and the Escrow Agreement are qualified in their entirety by reference to the full text of each agreement, copies of which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to the Current Report on Form 8-K12G3 filed by us on November 19, 2018.

Private Placements

The shares of our common stock being offered for resale by selling stockholders named herein pursuant to this prospectus were issued or are issuable in connection with private placement transactions described below.

December 2018 Placement

Between August 28, 2018 and December 11, 2018, we issued in private placements to accredited investors (which we refer to as the “December 2018 Placement”) an aggregate of 46,975,170 shares of our common stock, together with warrants (the “December 2018 Investor Warrants”) to purchase an aggregate of 23,487,585 shares of our common stock at an exercise price of $0.75 per share. We paid Paulson Investment Company, LLC, as the placement agent for certain of the transactions in the December 2018 Placement, in addition to certain cash fees, warrants (the “December 2018 Placement Agent Warrants” and, together with the December 2018 Investor Warrants, the “Warrants”) to purchase an aggregate of 4,446,917 shares of our common stock at an exercise price of $0.50 per share. The December 2018 Investor Warrants and December 2018 Placement Agent Warrants all have a five-year expiration term and were immediately exercisable from the date of issuance. The December 2018 Placement Agent warrants provide for cashless exercise.

The shares of common stock issued in the December 2018 Placement as well as the shares of common stock issuable upon exercise of December 2018 Investor Warrants and December 2018 Placement Agent Warrants are being offered for resale by the selling stockholders identified in this prospectus.

This Offering

We are registering for resale by the selling stockholders named herein an aggregate of 101,909,672 shares of our common stock as described below.

Securities being offered:	101,909,672 shares of our common stock, including (i) 27,000,000 shares of common stock issued to the selling stockholders in connection with the acquisition of substantially all of the assets of ProstaGene LLC, (ii) 46,975,170 shares of common stock issued to the selling stockholders in connection with private transactions, (iii) 23,487,585 shares of common stock underlying warrants to purchase common stock issued to the selling stockholders in connection with private transactions, and (iv) 4,446,917 shares of common stock underlying warrants issued to Paulson Investment Company, LLC in its role as Placement Agent in certain private transactions.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of shares of our common stock by the selling stockholders. We may receive proceeds upon any exercise for cash of the Warrants, in which case such proceeds will be used for general working capital purposes. The December 2018 Placement Agent Warrants include a cashless exercise feature, while the December 2018 Investor Warrants do not.

Market for common stock:	Our common stock is quoted on the OTCQB of the OTC Markets under the symbol “CYDY.” On February 13, 2019, the closing price of our common stock was $0.51 per share.

Risk factors:	See “Risk Factors” beginning on page 6 for risks you should consider before investing in our shares.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the Securities and Exchange Commission (the “SEC”), and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any accompanying prospectus supplement before investing in any of our securities. Our financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The risks and uncertainties described in the documents incorporated by reference herein are not the only risks and uncertainties that you may face.

For more information about our SEC filings, please see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of common stock by the selling stockholders.

A portion of the shares of common stock covered by this prospectus are issuable upon exercise of Warrants issued to the selling stockholders. The exercise price of the December 2018 Investor Warrants is $0.75 per share. The exercise price of the December 2018 Placement Agent Warrants is $0.50 per share. The exercise price and number of shares of common stock issuable upon exercise of the December 2018 Investor Warrants and December 2018 Placement Agent Warrants may be adjusted in certain circumstances, including stock splits or dividends, mergers, or reclassifications or similar events. Upon any exercise of Warrants for cash, the selling stockholders will pay us the exercise price. The December 2018 Placement Agent Warrants include a cashless exercise feature, while the December 2018 Investor Warrants do not.

To the extent we receive proceeds from the cash exercise of outstanding Warrants, we intend to use the proceeds for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of our shares by the selling stockholders. The selling stockholders acquired our securities in private placement transactions. The total number of common shares sold under this prospectus may be adjusted to reflect adjustments due to stock dividends, stock distributions, splits, combinations or recapitalizations with regard to the common stock and warrants. Unless otherwise stated below in the footnotes, to our knowledge, no selling stockholder, nor any affiliate of such stockholder: (i) has held any position or office with us during the three years prior to the date of this prospectus; or (ii) is a broker-dealer, or an affiliate of a broker-dealer.

The selling stockholders may exercise their warrants at any time in their sole discretion. Set forth below is the name of each selling stockholder and the amount and percentage of common stock owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) prior to the offering, the shares to be sold in the offering, and the amount and percentage of common stock to be owned by each (including shares which a stockholder has the right to acquire within 60 days, including upon exercise of options or warrants) after the offering assuming all shares are sold. The footnotes provide information about persons who have voting and dispositive power with respect to shares held by the selling stockholders.

We have registered up to 101,909,672 shares of our common stock, including (i) 27,000,000 shares of common stock issued to the selling stockholders in connection with the acquisition of substantially all of the assets of ProstaGene LLC, (ii) 46,975,170 shares of common stock issued to the selling stockholders in connection with private transactions, (iii) 23,487,585 shares of common stock underlying the December 2018 Investor Warrants, and (iv) 4,446,917 shares of common stock underlying the December 2018 Placement Agent Warrants. See “Prospectus Summary” above.

The following table is based on information provided to us by the selling stockholders and is as of February 13, 2019. The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell, unless indicated otherwise in the footnotes below, shares of our common stock otherwise than pursuant to this prospectus. The tables below assume that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

Name of Selling Securityholder	Shares Beneficially Owned Pre-Offering (1)	% Owned Pre- Offering (2)	Common Stock	Warrant Shares (3)	Number of Shares Post- Offering	% of Shares Post- Offering (2)
3NT Management, LLC	3,316,666	1.1%	400,000	200,000	2,716,666	*
Aaron Buckland	60,000	*	40,000	20,000	—	*
Adolfo and Donna Carmona	600,000	*	200,000	100,000	300,000	*
Advanta IRA Services LLC FBO Fazal Dasankop IRA 8003257	150,000	*	100,000	50,000	—	*
Andreas & Brianne Johnson Trust D 04/16/18 (4)	250,000	*	100,000	50,000	100,000	*
Andreas Johnson (5)	400,000	*	100,000	50,000	250,000	*
Angus Bruce	105,000	*	70,000	35,000	—	*
Aronow Capital LLC	1,531,333	*	736,000	368,000	427,333	*
Ashit and Minaxi Vijapura	300,000	*	200,000	100,000	—	*
Ashok and Harshida Patel	274,998	*	50,000	25,000	199,998	*
Asian Gateway Ltd.	760,000	*	400,000	200,000	160,000	*
Aurum nomineees Ltd a/c 12510	300,000	*	200,000	100,000	—	*
Barrett Share Trust (6)	1,800,000	*	1,200,000	600,000	—	*
Barry Saxe	2,541,365	*	240,000	120,000	2,181,365	*
Baruch S. Blumberg Institute	215,067	*	215,067	—	—	*
Brent Orr	150,000	*	100,000	50,000	—	*
Brian and Veronica Kline	300,000	*	200,000	100,000	—	*
Bruce Seyburn	474,999	*	50,000	25,000	399,999	*
Bruce Wagner	600,000	*	400,000	200,000	—	*
Bryan Thompson	225,000	*	150,000	75,000	—	*
Burt Stangarone	445,000	*	100,000	50,000	295,000	*
CD Walker LLC (7)	594,615	*	100,000	50,000	444,615	*
Channing Allen Pfeiffer	180,000	*	120,000	60,000	—	*
Charles Allen and Rilla Delorier	500,000	*	200,000	100,000	200,000	*
Charles Jeffrey Trick	225,000	*	150,000	75,000	—	*
Charles Mader	253,065	*	50,000	25,000	178,065	*

Chase Warren	165,000	*	110,000	55,000	—	*
Chris Warren	225,000	*	150,000	75,000	—	*
Christopher A. Morrison, MD	300,000	*	200,000	100,000	—	*
Clayton A. Struve	2,133,076	*	400,000	200,000	1,533,076	*
Cologero Marasca	60,000	*	40,000	20,000	—	*
Computershare Trust Company As Escrow Agent Fbo ProstaGene (8)	5,400,000	1.8%	5,400,000	—	—	*
Cooper Pulliam	450,000	*	300,000	150,000	—	*
Craig Broome	300,000	*	200,000	100,000	—	*
Currie Family Trust	355,000	*	70,000	35,000	250,000	*
Dane Shea	374,955	*	249,970	124,985	—	*
Dan W. Matthias	145,745	*	145,745	—	—	*
Dan W. Matthias & Rebecca C. Matthias, JTWROS	1,715,164	*	1,715,164	—	—	*
Daniel and Delita Ann Camilleri	75,000	*	50,000	25,000	—	*
Daniel Nowlin	810,000	*	100,000	50,000	660,000	*
David and Elizabeth Kocyba	75,000	*	50,000	25,000	—	*
David E. Harrison	450,000	*	300,000	150,000	—	*
David Rocco	300,000	*	200,000	100,000	—	*
David Smigielski	150,000	*	100,000	50,000	—	*
Dean Bekken	450,000	*	300,000	150,000	—	*
Diana Blanton	150,000	*	100,000	50,000	—	*
Donald A. Zukowski	300,000	*	200,000	100,000	—	*
Dr. Baron Lonner	750,000	*	500,000	250,000	—	*
Dr. Rick Crossland	300,000	*	200,000	100,000	—	*
Dr. Frank P. Cammisa Jr.	750,000	*	500,000	250,000	—	*
Dr. Fred Rotstein	72,000	*	48,000	24,000	—	*
Dr. John Carbone	300,000	*	200,000	100,000	—	*
Dr. Ken Hsu	300,000	*	200,000	100,000	—	*
Dr. Peter and Catherin B. Newton	150,000	*	100,000	50,000	—	*
Dr. Peter Staats	750,000	*	500,000	250,000	—	*
Due Mondi Investments, Ltd	113,460	*	50,000	25,000	38,460	*
Edward Kinateder	300,000	*	200,000	100,000	—	*
Eileen F. Wenschlag Revocable Trust	250,000	*	100,000	50,000	100,000	*
ELDORET LLC	300,000	*	200,000	100,000	—	*
Elizabeth Sherertz	150,000	*	100,000	50,000	—	*
Emmanuel N. Menga	150,000	*	100,000	50,000	—	*
Estate of Bernard Baumrin	61,256	*	61,256	—	—	*

Equity Trust Company FBO Leonard Edward Samuels Roth IRA	300,000	*	200,000	100,000	—	*
FBO Douglas Harnar Pacific Construction L SEP-IRA RBC Capital Markets LLC Cust	1,263,053	*	133,800	66,900	1,062,353	*
Felix Frayman	720,769	*	60,000	30,000	630,769	*
Fernyhough Investments	300,000	*	200,000	100,000	—	*
Flying S Ranch Trust	1,027,500	*	405,000	202,500	420,000	*
Founders Spine Research LLC	450,000	*	300,000	150,000	—	*
Fourfathom Capital, LLC	919,999	*	200,000	100,000	619,999	*
Francesco Tosco	300,000	*	200,000	100,000	—	*
Francis Lymburner	2,517,307	*	600,000	300,000	1,617,307	*
Francis Russo	382,994	*	200,000	100,000	82,994	*
Frank Magdlen	198,100	*	50,000	25,000	123,100	*
Frank Petrosino	2,585,000	*	400,000	200,000	1,985,000	*
Fredrick B. Kremer, as trustee of the Fredrick B. Kremer 2014 Revocable Trust dated February 24, 2014	735,067	*	735,067	—	—	*
Fred & Betty Bialek Revocable Trust dtd 12/20/2014	575,393	*	80,000	40,000	455,393	*
Frederic M. Bauthier	75,000	*	50,000	25,000	—	*
G-II Family Partnership, L.P.	735,069	*	735,069	—	—	*
Galen Kilburn	1,500,000	*	600,000	300,000	600,000	*
Gebauer Revocable Trust	330,000	*	100,000	50,000	180,000	*
Gemini Special Opportunities Fund, LP	600,000	*	400,000	200,000	—	*
Geoffrey Clauss	75,000	*	50,000	25,000	—	*
George and Jane Copland	90,000	*	60,000	30,000	—	*
George James	45,000	*	30,000	15,000	—	*
George Martin	75,000	*	50,000	25,000	—	*
Gerald A. Tomsic 1995 Trust	575,999	*	220,000	110,000	245,999	*
Glenn M. Eisenberg Revocable Trust UTD 11/26/2002	1,250,000	*	500,000	250,000	500,000	*
Gregg Goldenberg	700,000	*	400,000	200,000	100,000	*
Harry Fox II	45,000	*	30,000	15,000	—	*
Harry Gordon	1,130,000	*	100,000	50,000	980,000	*
Harry Shufflebarger and Cynthia Clark Shufflebarger	150,000	*	100,000	50,000	—	*
Howard Richmond	45,000	*	30,000	15,000	—	*
Jack Cavin Holland 1979 Trust	120,000	*	80,000	40,000	—	*
James Alderman	150,000	*	100,000	50,000	—	*
James David Harrison	150,000	*	100,000	50,000	—	*
James F. Zucherman Revocable Trust	300,000	*	200,000	100,000	—	*
James Robert Peter Jenkins II Living Trust	600,000	*	400,000	200,000	—	*

Jay Kugler	300,000	*	200,000	100,000	—	*
Jefferey Weiner	225,000	*	150,000	75,000	—	*
Jeffry Scott	150,000	*	100,000	50,000	—	*
Jennifer L. Williams	120,000	*	80,000	40,000	—	*
Jim Brown	150,000	*	100,000	50,000	—	*
Joe Taktajian	105,000	*	70,000	35,000	—	*
Joel Frank Henning	274,998	*	50,000	25,000	199,998	*
John E. Dittoe	350,000	*	100,000	50,000	200,000	*
John V. Wagner	411,201	*	20,000	10,000	381,201	*
Joseph Michalczyk	335,000	*	100,000	50,000	185,000	*
JP Errico	3,014,819	1.0%	1,000,000	500,000	1,514,819	*
JSJ Investments	150,000	*	100,000	50,000	—	*
Julie A. Goldstein	1,500,000	*	1,000,000	500,000	—	*
Justin Whalen	225,000	*	150,000	75,000	—	*
Kamaljit Khara	120,000	*	80,000	40,000	—	*
Keith Wright	250,000	*	100,000	50,000	100,000	*
Kenneth Liszewski	60,000	*	40,000	20,000	—	*
Kim Marie Timothy	1,400,000	*	400,000	200,000	800,000	*
Kimberly Coulter	90,000	*	60,000	30,000	—	*
Kimberly Sherertz (9)	2,100,000	*	100,000	50,000	1,950,000	*
Kimberly Sherertz CUST William C. Sheretz UTMA (5)	150,000	*	100,000	50,000	—	*
Kinjal R. Patel and Victoria R. Currall	400,000	*	200,000	100,000	100,000	*
Kristin Ammerman	175,000	*	50,000	25,000	100,000	*
Larry Lindstrom	150,000	*	100,000	50,000	—	*
Leah Kaplan-Samuels and Leonard Samuels JTWRDS	150,000	*	100,000	50,000	—	*
Lee Bank	150,000	*	100,000	50,000	—	*
Liberty Trust Company, Ltd., Custodian FBO Louis J. Scaufele IRA #TC003096	150,000	*	100,000	50,000	—	*
Llano Resources, Inc.	350,000	*	100,000	50,000	200,000	*
Marc Cohen	419,244	*	100,000	50,000	269,244	*
Marc Herman	150,000	*	100,000	50,000	—	*
Marc Rarden	150,000	*	100,000	50,000	—	*
Marilynn A. Vandor	60,000	*	40,000	20,000	—	*
Mark A. Suwyn	1,399,999	*	400,000	200,000	799,999	*
Marty Krytus	1,325,000	*	550,000	275,000	500,000	*

Matthew Moskowitz	413,461	*	150,000	75,000	188,461	*
Matthew Rea	225,000	*	150,000	75,000	—	*
Menachem Deutsch	410,000	*	140,000	70,000	200,000	*
Michael Baylson & Frances Baylson, Tenants by the Entirety	245,122	*	245,122	—	100	*
Michael Endres	90,000	*	60,000	30,000	—	*
Michael Bernal-Silva	150,000	*	100,000	50,000	—	*
Michael K. Harries	150,000	*	100,000	50,000	—	*
Mike D. Walker (10)	1,044,615	*	300,000	150,000	594,615	*
Mike Zimmerman	160,110	*	50,000	25,000	135,110	*
Millennium Trust Company LLC Custodian FBO Nancy Cowgill IRA XXXX79126	600,000	*	400,000	200,000	—	*
Mitchell Tracy and Christina Gong	300,000	*	200,000	100,000	—	*
Monika Suhr	150,000	*	100,000	50,000	—	*
Montgomery Lee-Wen	78,000	*	52,000	26,000	—	*
Nalbandian Family	2,250,000	*	1,500,000	750,000	—	*
Natan and Miryam Vishlitzky	339,466	*	100,000	50,000	189,466	*
Nevan Baldwin	375,000	*	250,000	125,000	—	*
Nicholas Adams	270,000	*	100,000	50,000	120,000	*
Nicholas and Alyssa N. Salerno	75,000	*	50,000	25,000	—	*
Nicholas Cova	150,000	*	100,000	50,000	—	*
Nick Panayotou	870,000	*	200,000	100,000	570,000	*
Norton Capital LLC	300,000	*	200,000	100,000	—	*
Nuview IRA Custodian for Stefan F. Nowina—IRA	253,333	*	80,000	40,000	133,333	*
Osprey I, LLC	753,331	*	100,000	50,000	603,331	*
Paashi Investments LLC	600,000	*	400,000	200,000	—	*
Patrick Carney	75,000	*	50,000	25,000	—	*
Patrick O Connell	75,000	*	50,000	25,000	—	*
Paul and Maureen Hydok	1,373,634	*	650,000	325,000	398,634	*
Paul J Apuzzo Rev Trust	350,000	*	100,000	50,000	200,000	*
Paul Langley	150,000	*	100,000	50,000	—	*
Paul Maddon	1,420,000	*	200,000	100,000	1,120,000	*
Paul Russo	178,204	*	40,000	20,000	118,204	*
Paul Traxler	300,000	*	200,000	100,000	—	*
Paulson Investment Company (11)	1,310,570	*	—	655,010	655,560	*
Albert Landstrom (12)	343,818	*	—	111,546	232,272	*

Austin Byrd (12)	10,500	*	—	10,500	—	*
Basil Christakos (12)	70,106	*	—	19,000	51,106	*
Brayden Clark (12)	532,538	*	—	3,750	528,788	*
Christopher Clark (12)(13)	3,351,236	1.1%	—	638,671	2,712,565	*
Dane Grouell (12)	8,241	*	—	8,241	—	*
David Mishoe (12)	7,000	*	—	7,000	—	*
Dmitry Aksenov (12)	35,627	*	—	30,800	4,827	*
Donald Wojnowski (12)	1,250,914	*	—	699,500	551,414	*
Erik Poldroo	500	*	—	500	—	*
Eugene Webb (12)	433,968	*	—	279,564	154,404	*
Gary Saccaro (12)	713,907	*	—	205,128	508,779	*
Jared Berg (12)	1,500	*	—	1,500	—	*
John Nole (12)	35,734	*	—	24,800	10,934	*
Johnathan Henrich (12)	960	*	—	960	—	*
Lorraine Maxfield (12)	211,544	*	—	24,000	187,544	*
Malcolm Alexander Winks (12)	139,956	*	—	71,089	68,867	*
Mark Finckle (12)	182,428	*	—	69,737	112,691	*
Marshall Brown (12)	1,000	*	—	1,000	—	*
Matthew Albers (12)	28,400	*	—	20,300	8,100	*

Matthew Malecki (12)	3,000	*	—	3,000	—	*
Michael Benincasa (12)	32,400	*	—	20,300	12,100	*
Michael Nixon (12)	7,000	*	—	7,000	—	*
Nicholas Koutelos (12)	3,000	*	—	3,000	—	*
Peter Fogarty (12)	140,613	*	—	39,240	101,373	*
Robert Setteducati (12)	3,248,408	1.1%	—	638,671	2,609,737	*
Rodney Baber (12)	402,527	*	—	87,500	315,027	*
Starla Goff (12)	180,644	*	—	16,500	164,144	*
Stephen Kann (12)(16)	45,900	*	—	900	45,000	*
Tanya Urbach (12)	194,824	*	—	66,089	128,735	*
Thomas Endres (12)	21,000	*	—	21,000	—	*
Thomas Parigian (12)	3,248,408	1.1%	—	638,671	2,609,737	*
Timothy Dabulis (12)	1,750	*	—	1,750	—	*
Timothy Touloukian (12)	69,934	*	—	20,700	49,234	*
Peter Christopher Caputo	150,000	*	100,000	50,000	—	*
Peter J. Bowen & Diane S. Bowen Revocable Living Trust	170,000	*	20,000	10,000	140,000	*
Philip M. Cannella	259,346	*	50,000	25,000	184,346	*
Phillip Jingo Chang Trust	700,000	*	300,000	150,000	250,000	*
Phyllis Fletcher	75,000	*	50,000	25,000	—	*
Pier Alexander Oliaro	360,000	*	240,000	120,000	—	*
Porter Partners, L.P.	1,153,846	*	400,000	200,000	553,846	*
Pranabio Investments LLC	5,700,000	1.9%	2,000,000	1,000,000	2,700,000	*
RMY Capital LLC	27,000	*	18,000	9,000	—	*
ProstaGene, LLC (14)	5,955,555	2.0%	5,955,555	—	—	*
Randall Thompson	1,570,229	*	400,000	200,000	970,229	*

Raymond Camphausen	174,999	*	50,000	25,000	99,999	*
RBC Capital Markets LLC Cust FBO Alexander Tosi Individual Retirement Account	225,000	*	150,000	75,000	—	*
RBC Capital Markets LLC CUST FBO Carling Seguso	1,200,000	*	800,000	400,000	—	*
RBC Capital Markets LLC Cust FBO Michael Zupan Roth IRA	75,000	*	50,000	25,000	—	*
RBC Capital Markets LLC Cust FBO Paul Hermanson	75,000	*	50,000	25,000	—	*
RBC Capital Markets LLC Cust FBO Roger Langeliers Individual Retirement Account	300,000	*	200,000	100,000	—	*
RBC Capital Markets LLC Cust FBO Ross Pearson	75,000	*	50,000	25,000	—	*
RBC Capital Markets LLC Cust FBO Timoth J. Shanahan Individual Retirement Account	90,000	*	60,000	30,000	—	*
RBC Capital Markets LLC Cust FBO William Paul Sterling Individual Retirement Account	235,000	*	100,000	50,000	85,000	*
RBC Capital Markets LLC Cust FBO Jason Eisenbeis Integration Consulting SEP-IRA	165,000	*	110,000	55,000	—	*
Renuka Sothinathan	850,000	*	300,000	150,000	400,000	*
Renuka Tothinath	300,000	*	200,000	100,000	—	*
Richard G. Pestell (15)	22,494,631	7.4%	22,494,631	—	—	*
Robert A. Horowitz	300,000	*	200,000	100,000	—	*
Robert C. Lannert Trust dated 5/1/98	215,000	*	50,000	25,000	140,000	*
Robert Dodge	150,000	*	100,000	50,000	—	*
Robert L. Bahr Revocable Trust	265,000	*	50,000	25,000	190,000	*
Robert Lanphere Jr.	600,000	*	400,000	200,000	—	*
Roger K. and Christine Thomas	75,000	*	50,000	25,000	—	*
Rosemary K. Fasolo	120,000	*	80,000	40,000	—	*
Ryan and Jennifer Carrion	75,000	*	50,000	25,000	—	*
S. Bruce Lansky Revocable Trust	75,000	*	50,000	25,000	—	*
Sabi and Ronit Bivas	75,000	*	50,000	25,000	—	*
Sandra E. Apuzzo Rev Trust	350,000	*	100,000	50,000	200,000	*
Sargan Partners, LTD	300,000	*	200,000	100,000	—	*
Satterfield Vintage Investments LP	450,000	*	300,000	150,000	—	*
Seth Zeidman	300,000	*	200,000	100,000	—	*
Shankar Das	75,000	*	50,000	25,000	—	*
Shashank Upadhye	508,333	*	100,000	50,000	358,333	*

Sheldon Miller	890,000	*	300,000	150,000	440,000	*
Stephen Connor	75,000	*	50,000	25,000	—	*
Stephen G. George	75,000	*	50,000	25,000	—	*
Stephen J. Kemp	74,100	*	49,400	24,700	—	*
Steve Collins	385,000	*	50,000	25,000	310,000	*
Steven and Kaye Yost Family Trust UAD 02/07/92	135,000	*	90,000	45,000	—	*
Steven L. and Melissa L. Hellwig	270,000	*	180,000	90,000	—	*
Steven Sahai	300,000	*	200,000	100,000	—	*
Steven Wietsma	150,000	*	100,000	50,000	—	*
Strata Trust Co Stephen Kann	45,000	*	30,000	15,000	—	*
The 2000 Welch Charitable Remainder Unitrust Agreement II	1,987,179	*	1,000,000	500,000	487,179	*
The Childers’ Living Trust	150,000	*	100,000	50,000	—	*
The GBS Living Trust, dated November 20, 2003, and any amendments thereto	174,500	*	23,000	11,500	140,000	*
The Johnson-Butler Family Trust	600,000	*	400,000	200,000	—	*
Thomas Eisenberg	528,229	*	30,000	15,000	483,229	*
Thomas Errico	1,986,195	*	1,000,000	500,000	486,195	*
Thomas Frederick	1,070,805	*	450,000	225,000	395,805	*
Thomas Jefferson University	652,979	*	652,979	—	—	*
Thomas Mollick	2,550,000	*	700,000	350,000	1,500,000	*
Tim Cadwallader	300,000	*	200,000	100,000	—	*
Todd and Barbara Albert	750,000	*	500,000	250,000	—	*
Todd W. Tew	300,000	*	200,000	100,000	—	*
Tracy Harrison	105,000	*	70,000	35,000	—	*
Troy O’Bryan	613,292	*	200,000	100,000	313,292	*
Vijay and Tejal Patel	300,000	*	200,000	100,000	—	*
Wade P. Carrigan	390,000	*	260,000	130,000	—	*
Wamoh, LLC	950,000	*	200,000	100,000	650,000	*
Wayne Westerman	492,286	*	120,000	60,000	312,286	*
William Cerullo	225,000	*	150,000	75,000	—	*
William Costigan	159,422	*	80,000	40,000	39,422	*
William Espy	3,399,999	1.1%	600,000	300,000	2,499,999	*
William J. Truxal	425,000	*	150,000	75,000	200,000	*
William M. Stocker III	425,006	*	50,000	25,000	350,006	*
William Murphy	900,000	*	600,000	300,000	—	*
William Sykes	317,500	*	50,000	25,000	242,500	*

*	Represents less than 1%.

(1)

Beneficial ownership includes shares of common stock as to which a person or group has sole or shared voting power or dispositive power. Shares of common stock registered hereunder, as well as shares of common stock subject to options, warrants or convertible preferred stock that are exercisable or convertible within 60 days of February 13, 2019, are deemed outstanding for purposes of computing the number of shares beneficially owned and percentage ownership of the person or group holding such shares of common stock, options, warrants or convertible securities, but are not deemed outstanding for computing the percentage of any other person

(2)	Percentages are based on 304,153,264 shares of common stock outstanding as of February 13, 2019.
(3)	Warrants are exercisable at exercise prices ranging from $0.50 to $0.75 per share, and expire five years from the date of issuance.
(4)	Andreas Johnson, as co-trustee, has voting and dispositive power over these shares.
(5)

Includes: (i) 100,000 shares of common stock directly held by Mr. Johnson; (ii) a warrant covering 50,000 shares of common stock directly held by Mr. Johnson; (iii) 100,000 shares of common stock held in a trust of which Mr. Johnson is co-trustee and (iv) a warrant covering 50,000 shares of common stock held in trust.

(6)	Kimberly Sherertz, as trustee or custodian, has voting and dispositive power over these shares.
(7)	Mike Walker, as a member of CD Walker LLC, has voting and dispositive power over these shares.
(8)

Dr. Richard G. Pestell, our Chief Medical Officer and a member of our board of directors, is the Chief Executive Officer, majority equity holder and a member of the board of managers of ProstaGene, LLC, and consequently has voting and dispositive power over these shares.

(9)

Includes: (i) 100,000 shares of common stock directly held by Ms. Sherertz; (ii) a warrant covering 50,000 shares of common stock; (iii) 100,000 shares of common stock held in a Uniform Transfers to Minors Act (“UTMA”) custodial account of which Ms. Sherertz is custodian; (iv) a warrant covering 50,000 shares of common stock in the UMTA account; (v) 1,200,000 shares of common stock held in a trust of which Kimberly is trustee and (vi) a warrant covering 600,000 shares of common stock held in trust.

(10)

Includes: (i) 300,000 shares of common stock directly held by Mr. Walker; (ii) warrants covering 150,000 shares of common stock; (iii) 180,000 shares of common stock held by CD Walker LLC, of which Mr. Walker is a member, and (iv) warrants covering 414,615 shares of common stock held by CD Walker LLC.

(11)

The executive committee of Paulson Investment Company, LLC, a broker-dealer registered with the SEC and member of FINRA, has voting and dispositive power over these warrant shares. The Executive Committee is comprised of Messers. Christopher Clark, Thomas Parigian and Robert Setteducati. Paulson Investment Company, LLC served as the placement agent with respect to the warrant shares offered pursuant to this prospectus.

(12)	Individual is an officer, employee, or member of Paulson Investment Company, LLC.
(13)

Includes: (i) 96,860 shares of common stock directly held by Mr. Clark; (ii) warrants covering 2,031,371 shares of common stock directly held by Christopher Clark and (iii) a warrant covering 601,513 shares of common stock held by Mr. Clark’s spouse. Mr. Clark is a partner in Paulson Investment Company, LLC.

(14)

Includes: (i) 555,555 shares of common stock held directly by ProstaGene, LLC and (ii) 5,400,000 shares of common stock held in escrow by Computershare for the benefit of ProstaGene, LLC (see Note 8 above).

(15)

Includes: (i) 16,539,076 shares of common stock held directly by Dr. Pestell, of which 8,342,000 are subject to certain transfer restrictions and forfeiture obligations, as specified in the Stock Restriction Agreement described elsewhere in this prospectus, (ii) 5,400,000 shares of common stock held in escrow by Computershare for the benefit of ProstaGene, LLC, over which Dr. Pestell has voting and dispositive power (see Note 8 above), and (iii) 555,555 shares of common stock held directly by ProstaGene, LLC, over which Dr. Pestell has voting and dispositive power (see Note 14 above). Dr. Pestell is our Chief Medical Officer and a member of our board of directors.

(16)

Includes: (i) a warrant covering 900 shares of common stock directly held by Mr. Kann; (ii) 30,000 shares of common stock held in a retirement account and (iii) a warrant covering 15,000 shares of common stock held in a retirement account.

PLAN OF DISTRIBUTION

The selling stockholders, which for this purpose includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, dividend, distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. These sales or other dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when selling our shares or interests in our shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of our shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders may also transfer our shares in other circumstances, in which case the transferees, pledgees or other successors will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from sales of shares by the selling stockholders.

The selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or under Section 4(a)(1) of the Securities Act, if available, rather than by means of this prospectus.

In connection with the sale of shares of common stock covered by this prospectus, broker-dealers may receive commissions or other compensation from a selling stockholder in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of the shares of common stock for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling stockholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the shares of common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling stockholder that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate amount of compensation in the form of underwriting discounts, concessions, commissions or fees and any profit on the resale of shares by the selling stockholders that may be deemed to be underwriting compensation pursuant to Financial Industry Regulatory Authority, Inc., rules and regulations will not exceed applicable limits.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. All of the foregoing may affect the marketability of the common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

We will pay all expenses of the registration of the common stock for resale by the selling stockholders, including, without limitation, filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any, and any related legal expenses incurred by it.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling stockholders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue up to 605,000,000 shares of capital stock, including 600,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of February 13, 2019, we had 304,153,264 shares of common stock and 92,100 shares of Series B Preferred Stock (as defined below) issued and outstanding.

The additional shares of our authorized stock available for issuance may be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the stockholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying stockholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation, as amended and bylaws, both of which are on file with the SEC as exhibits to previous SEC filings, for additional information. The summary below is qualified by provisions of applicable law.

Common Stock

Each outstanding share of common stock entitles the holder to one vote, either in person or by proxy, on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors. All actions required or permitted to be taken by stockholders at an annual or special meeting of the stockholders must be effected at a duly called meeting, with a quorum present of a majority in voting power of the shares entitled to vote thereon. Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent. As more fully described in our Certificate of Incorporation, holders of our common stock are not entitled to vote on certain Amendments to the Certificate of Incorporation related solely to our preferred stock.

Subject to preferences which may be applicable to any outstanding shares of preferred stock from time to time, holders of our common stock have equal ratable rights to such dividends as may be declared from time to time by our Board of Directors out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our remaining assets after provision for payment of amounts owed to creditors and preferences applicable to any outstanding shares of preferred stock. All outstanding shares of common stock are fully paid and nonassessable. Holders of common stock do not have preemptive rights.

The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any outstanding shares of preferred stock.

Preferred Stock

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, 4,600,000 of which shares are undesignated.

Our Board of Directors has the authority, within the limitations and restrictions prescribed by law and without stockholder approval, to provide by resolution for the issuance of shares of preferred stock, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and the number of shares constituting any series of the designation of such series, by delivering an appropriate certificate of amendment to our certificate of incorporation to the Delaware Secretary of State pursuant to the Delaware General Corporation Law (the “DGCL”). The issuance of preferred stock could have the effect of decreasing the market price of the common stock, impeding or delaying a possible takeover and adversely affecting the voting and other rights of the holders of our common stock.

If we offer a specific series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material and/or special U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of CytoDyn; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of CytoDyn.

Our Board of Directors previously established a series of preferred stock designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), comprising 400,000 shares of Preferred Stock, of which 92,100 shares remain outstanding as of February 13, 2019. Subject to superior rights of any other outstanding preferred stock from time to time, each outstanding share of Series B Preferred Stock is entitled to receive, in preference to the common stock, annual cumulative dividends equal to $0.25 per share per annum from the date of issuance, which shall accrue, whether or not declared. At the time shares of Series B Preferred Stock are converted into common stock, accrued and unpaid dividends will be paid in cash or with shares of common stock. In the event we elect to pay dividends with shares of common stock, the shares issued will be valued at $0.50 per share. Series B Preferred Stock does not have any voting rights. In the event of liquidation, each share of Series B Preferred Stock is entitled to receive, in preference to the common stock, a liquidation payment equal to $5.00 per share plus any accrued and unpaid dividends. If there are insufficient funds to permit full payment, the assets legally available for distribution will be distributed pro rata among the holders of the Series B Preferred Stock.

Each share of Series B Preferred Stock may be converted into ten fully paid shares of common stock at the option of a holder as long as we have sufficient authorized and unissued shares of common stock available. The conversion rate may be adjusted in the event of a reverse stock split, merger or reorganization.

Anti-takeover Effects of Delaware Law and our Certificate of Incorporation, as amended

As described above, our Board of Directors is authorized to designate and issue shares of preferred stock in series and define all rights, preferences and privileges applicable to such series. This authority may be used to make it more difficult or less economically beneficial to acquire or seek to acquire us.

Special meetings of the stockholders may only be called by our Board of Directors acting pursuant to a resolution approved by the affirmative majority of the entire Board of Directors. Stockholders may not take action by written consent.

The stockholders may, at a special stockholders meeting called for the purpose of removing directors, remove the entire Board of Directors or any lesser number, but only with cause, by a majority vote of the shares entitled to vote at an election of directors.

Additional Warrants

As of February 13, 2019, we had issued and outstanding warrants to purchase up to 159,631,766 shares of common stock, exercisable at prices ranging from $0.30 per share to $1.35 per share.

Stock Options

As of February 13, 2019, we had issued and outstanding options to purchase up to 14,711,872 shares of common stock, exercisable at prices ranging from $0.47 per share to $2.90 per share.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare. The transfer agent address is 211 Quality Circle, Suite 210, College Station, TX 77845, and its telephone number is 1-800-962-4284.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Lowenstein Sandler LLP, New York, New York. If the validity of the securities offered hereby in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K and 10-K/A and the effectiveness of our internal control over financial reporting have been audited by Warren Averett, LLC, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

ADDITIONAL INFORMATION

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the shares of our securities being offered hereby. This prospectus does not contain all of the information in the registration statement and its exhibits. The registration statement, its exhibits and the documents incorporated by reference in this prospectus and their exhibits, all contain information that is material to the offering of the Securities hereby. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete. You should refer to the exhibits that are a part of the registration statement in order to review a copy of the contract or documents. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its Website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and at its regional offices, a list of which is available on the Internet at http://www.sec.gov/contact/addresses.htm. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at http://www.cytodyn.com. The information on our website is not part of this prospectus.

We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC, as well as any or all of the documents incorporated by reference in this prospectus or the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to:

1111 Main Street, Suite 660

Vancouver, Washington 98660

(360) 980-8524

You should rely only on the information in this prospectus and the additional information described above and under the heading “Incorporation of Certain Information by Reference” below. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely upon it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus was accurate on the date of the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement.

We incorporate by reference the documents listed below that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended May 31, 2018 filed with the SEC on July 27, 2018, as amended on September 28, 2018;

•

Our Quarterly Report on Form 10-Q for the fiscal period ended August 31, 2018 filed with the SEC on October 9, 2018 and our Quarterly Report on Form 10-Q for the fiscal period ended November 30, 2018 filed with the SEC on January 9, 2019;

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 15, 2018;

•

Our Current Reports on Form 8-K filed with the SEC on August 13, 2018, August 23, 2018, August 28, 2018, August 31, 2018 (as amended), September 4, 2018, September 12, 2018, September 20, 2018, October 4, 2018, October 12, 2018, October 18, 2018, November 5, 2018, November 9, 2018, November 23, 2018, December 18, 2018, December 26, 2018, January 3, 2019, January 10, 2019, January 18, 2019, January 30, 2019, January 31, 2019, February 8, 2019 and February 13, 2019;

•	Our Form 8-K12G3 filed with the SEC on November 19, 2018; and

•

The description of our common stock contained in our Registration Statement on Form 10-SB, filed on July 11, 2002, including any amendments thereto or reports filed for the purposes of updating this description (including the Form 8-K filed with the SEC on September 1, 2015, including Exhibit 99.1 thereto).

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

101,909,672 Shares of Common Stock

PROSPECTUS

February 14, 2019